Exhibit 99.1
Planet Reports Financial Results for Fourth Quarter and Full Year of Fiscal 2022
Delivers Record Fourth Quarter Revenue of $37.1 Million and Full Year Revenue of $131.2 Million
Expands YoY Fourth Quarter GAAP Gross Margin from 25% to 37%
Significant Topline Acceleration Expected for Fiscal 2023

San Francisco, CA – March 31, 2022 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for its fiscal fourth quarter and full year ended January 31, 2022, demonstrating accelerating growth and the momentum of its unique data subscription business.

“We scaled the business to over $131 million for the fiscal year ended January 31, 2022, accelerating topline growth and significantly expanding gross margin as use of our proprietary data and services expands within existing and new verticals,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “Recent events in security and sustainability have underscored that now is a global moment for satellite imagery. The criticality of our data and daily scans have never been more apparent.”

Dr. Marshall continued, “We are bullish on our opportunities for growth, given both the general increasing market pull and the specific engagements we are pursuing. We have high confidence in our revenue growth and are continuing to invest in response to what we’re seeing in the market.”

Ashley Johnson, Planet’s Chief Financial and Operating Officer, added, “Over fiscal year 2022, we extended our market lead, scaled the business to over $131 million in revenue, increased our customer count to 770 customers, and ended the year with $491 million of cash on the balance sheet. We are well positioned to capture the massive opportunity for Planet’s data with our rapidly scalable business model and differentiated data solution.”

Fiscal Fourth Quarter and Full Year 2022 Financial and Key Metric Highlights:

•Fourth quarter revenue increased 23% year-over-year to $37.1 million.
•Full year revenue increased 16% year-over-year to $131.2 million.
•Percent of Recurring Annual Contract Value (ACV) for the fourth quarter of fiscal year 2022 was 92%, consistent with the fourth quarter of fiscal year 2021.
•End of Period (EoP) Customer Count increased 25% year-over-year to 770 customers.
•Net dollar retention rate for the full year was 116% including winbacks.
•Fourth quarter gross margin expanded to 37%, compared to 25% in the fourth quarter of fiscal year 2021. Fourth quarter Non-GAAP Gross Margin(1) expanded to 42%, compared to 25% in the fourth quarter of fiscal year 2021.
•Full year gross margin expanded to 37%, compared to 23% in fiscal year 2021. Full year Non-GAAP Gross Margin(1) expanded to 38%, compared to 24% in fiscal year 2021.
•Raised over $590 million in gross proceeds through successful business combination transaction with dMY Technology Group, Inc. IV and concurrent private placement, and completed public listing on the New York Stock Exchange.
•Ended the year with $490.8 million in cash and cash equivalents and no debt.

(1) Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the non-GAAP financial measures presented herein. In addition, please find below a reconciliation to the most directly comparable U.S. GAAP financial measure.

Recent Business Highlights:

Growing Customer and Partner Relationships:

•Planet recently signed a deal with Rabobank, a leading Dutch multinational banking and financial services organization, who is using Planet’s data to support credit risk assessment for smallholder farmers in developing countries.
•Planet signed a contract expansion with Bayer Environmental Science, who created RangeView, a digital platform for the range and pasture industry using satellite imagery and planning tools to help ranchers assess pastures with the most infestation of annual invasive grasses and evaluate the return on investment for treating them.
•Planet is partnered with Swiss Re, which, jointly with its local insurance partners, is using Planet's data to insure farmers against drought in parts of Europe and Central Asia.
•Taranis and Woolpert were recognized as 2022 Partners of the Year in their respective markets at Planet’s annual Sales Kickoff in San Diego, CA.

Successfully Launching New Products and Technologies:

•PlanetScope: Planet announced the general availability of the next generation of its PlanetScope Monitoring product, offering high quality, analysis-ready data to all existing PlanetScope customers. PlanetScope will now include eight spectral bands in addition to a series of enhancements, providing customers with richer, cleaner, and more consistent data to empower deeper analysis of Earth’s changing conditions.
•SuperDoves: On January 13, 2022, Flock 4x, consisting of 44 SuperDove satellites, was successfully launched into orbit on a SpaceX Falcon 9 rocket. These 44 satellites join Planet’s existing fleet of roughly 200 satellites in orbit.

Supporting Ukraine Response:

•Planet has provided imagery to governments, aid and relief organizations, data analysts and media. Planet remains committed to transparency and accountability and will continue to help others to leverage its services in timely and responsible ways.
•Planet has responded with a number of product developments, including providing weekly basemaps of the region to customers, adding analytical capabilities in collaboration with third parties, and enabling improvements to its satellite tasking algorithm.

Impact and Education:

•Planet was officially certified as a carbon neutral company for the 2020 calendar year as part of its commitment to sustainability. Planet worked with SCS Global Services (SCS) to certify its operations as carbon neutral in accordance with the internationally recognized PAS 2060: 2014 Carbon Neutrality Standard. This certification covers the entire supply chain – from manufacturing and launching satellites to corporate operations.
•Planet’s robust Education and Research program has now led to its satellite data being used in over 1,800 publications. Recent highlights include a study from the University of Aberdeen in the UK, which used PlanetScope imagery to look at arctic lakes formed from melting permafrost and how to measure the resulting carbon sources and sinks in those regions. Contracts like these often lead to new use cases of Planet’s data and better forecasts of the resultant economic and geopolitical effects.

Financial Outlook

For the first quarter of fiscal year 2023, Planet expects revenue to be in the range of approximately $38 million to $41 million. Non-GAAP Gross Margin is expected to be between approximately 38% to 45%. Adjusted EBITDA is expected to be between approximately ($17) million and ($14) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 8% and 9% of revenue for the first quarter.

For fiscal year 2023, Planet expects revenue to be in the range of approximately $170 million to $190 million. Non-GAAP Gross Margin is expected to be between approximately 43% to 50%. Adjusted EBITDA is expected to be between approximately ($75) million and ($50) million. Capital Expenditure as a Percentage of Revenue is expected to be between approximately 12% to 13% for the full fiscal year 2023.

Planet has not reconciled its Non-GAAP Gross Margin outlook, which is derived from Non-GAAP Gross Profit (Loss), and Adjusted EBITDA outlook to their most directly comparable GAAP measures (gross profit (loss) and net loss, respectively) because certain items that impact gross profit (loss) and net loss, such as stock-based compensation expense and (in the case of Adjusted EBITDA) depreciation and amortization, are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the first quarter of fiscal year 2023 and fiscal year 2023 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Non-GAAP Gross Margin outlook and Adjusted EBITDA outlook to gross profit (loss) margin and net loss, respectively, is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, March 31, 2022. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.incommglobalevents.com/registration/q4inc/10219/planet-labs-pbc-fiscal-year-2022-earnings-call/. You will then receive your access details via email.

Additionally, a supplemental Fiscal Fourth Quarter and Full Year 2022 Update presentation has been made available on Planet’s investor relations page.

About Planet

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites, capturing and compiling data from over 3 million images per day. Planet provides mission-critical data, advanced insights, and software solutions to over 700 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation trading on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on Twitter.

Planet’s Use of Non-GAAP Financial Measures

This press release includes Non-GAAP Gross Profit (Loss), Non-GAAP Gross Margin, which is derived from Non-GAAP Gross Profit (Loss), Adjusted EBITDA and certain non-GAAP operating expenses described further below, which are non-GAAP performance measures that the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company believes these non-GAAP financial measures are useful in evaluating its operating performance, as they are similar to measures reported by the Company’s public competitors and are regularly used by analysts, institutional investors, and other interested parties in analyzing operating performance and prospects. Further, the Company believes such non-GAAP measures are helpful in highlighting trends in the Company’s operating results because they exclude items that are not indicative of the Company’s core operating performance. In addition, the Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Specifically, these measures should not be considered as an alternative to gross profit (loss), net loss, loss from operations, operating expenses, cost of revenue or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies. Further, the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company’s business and an important part of its compensation strategy.

Planet calculates these non-GAAP financial measures as follows:

Non-GAAP Gross Profit (Loss) and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit (Loss) as gross profit (loss) adjusted for stock-based compensation expenses classified as cost of revenue, and Non-GAAP Gross Margin as the percentage of Non-GAAP Gross Profit (Loss) to revenue.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net loss before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation; change in fair value of convertible notes and warrant liabilities; gain or loss on the extinguishment of debt; and non-operating income and expenses such as foreign currency exchange gain or loss.

Non-GAAP Operating Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation expenses that are classified within each of the corresponding U.S. GAAP financial measures.

Other Key Metrics

Percent of Recurring ACV

The Company defines Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts divided by the total dollar value of all contracts in its ACV Book of Business at a specific point in time. The Company defines ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts. The Company believes Percent of Recurring ACV is a useful metric for investors and management to track as it helps to illustrate how much of its revenue comes from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. In calculating Percent of Recurring ACV, management applies judgment as to which customers have an active contract at a period end for the purpose of determining ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count

The Company defines EoP Customer Count as the total count of all existing customers at the end of the period. It defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses its data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of the Company, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of its platform and is a measure of its success in growing its market presence and penetration. In calculating EoP Customer Count, management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Net Dollar Retention Rate including Winbacks

The Company defines Net Dollar Retention Rate including winbacks as the percentage of ACV generated by existing customers and winbacks in a given period as compared to the ACV of all contracts at the beginning of the fiscal year from the same set of existing customers. A winback is a previously existing customer who was inactive at the start of the fiscal year, but has reactivated during the same fiscal year period. The reactivation period must be within 24 months from the last active contract with the customer; otherwise, the customer is assumed as a new customer. We believe this metric is useful to investors as it captures the value of customer contracts that resume business with the Company after being inactive and thereby provides a quantification of the Company’s ability to recapture lost business. Management applies judgment in determining the value of active contracts in a given period, as set forth in the definition of ACV above. Management uses this metric to understand the adoption of our products and long-term customer retention, as well as the success of marketing campaigns and sales initiatives in re-engaging inactive customers.

Capital Expenditures as a Percentage of Revenue

The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s ability to capture market opportunity; whether and when the Company will be able to execute on its growth initiatives; whether the Company will realize any of the potential benefits from strategic acquisitions; whether the Company will be able to successfully build or deploy its satellites, including new satellites that are in development; whether the Company will be able to continue to invest in scaling its sales organization and expanding its software engineering capabilities; and the Company’s financial outlook. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “continue” and similar expressions or the negative thereof, or discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals, are intended to identify such forward-looking statements. Forward-looking statements are based on the Company’s management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history making it difficult to predict its future operating results; the Company’s expectations that its operating expenses will increase substantially for the foreseeable future; whether the market for the Company’s products and services that is built upon its data set, which has not existed before, will grow as expected; the Company’s ability to manage its growth effectively; whether current customers or prospective customers adopt the Company’s platform; whether the Company will be able to compete effectively with the increasing competition in its market from commercial entities and governments; the Company’s ability to continue to capture certain high-value government procurement contracts; whether the Company is subject to any risks as a result of its global operations, including, but not limited to, being subject to any hostile actions by a government or other state actor; the Company’s international operations creating business and economic risks that could impact its operations and financial results; the interruption or failure of the Company’s satellite operations, information technology infrastructure or loss of its data storage, whether by cyber-attacks or other adverse events that limit its ability to perform its daily operations effectively and provide its products and services; whether the Company experiences any adverse events, such as delayed launches, launch failures, its satellites failing to reach their planned orbital locations, its satellites failing to operate as intended, being destroyed or otherwise becoming inoperable, the cost of satellite launches significantly increasing and/or satellite launch providers not having sufficient capacity; the Company’s satellites not being able to capture Earth images due to weather, natural disasters or other external factors, or as a result of its constellation of satellites having restrained capacity; if the Company is unable to develop and release product and service enhancements to respond to rapid technological change, or to develop new designs and technologies for its satellites, in a timely and cost-effective manner; downturns or volatility in general economic conditions, including as a result of the current COVID-19 pandemic, including any variants thereof, or any other outbreak of an infectious disease; the effects of acts of terrorism, war or political instability, both domestically and internationally, including the current events involving Russia and Ukraine, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions; the loss of one or more of the Company’s key personnel, or its failure to attract, hire, retain and train other highly qualified personnel in the future; the Company’s ability to raise adequate capital, including on acceptable terms, to finance its business strategies; how rules and regulations in the Company’s highly regulated industry may impact its business; if the Company fails to maintain effective internal controls over financial reporting at a reasonable assurance level; and the other factors described under the heading “Risk Factors” in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (SEC) and any subsequent filings with the SEC the Company may make. Copies of each filing may be obtained from the Company or the SEC. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this press release. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances. The Company’s results for the quarter and year ended January 31, 2022 are not necessarily indicative of its operating results for any future periods.

PLANET
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Revenue	$37,146	$30,281	$131,209	$113,168
Cost of revenue	23,230	22,825	82,987	87,383
Gross profit	13,916	7,456	48,222	25,785
Operating expenses
Research and development	27,163	11,384	66,684	43,825
Sales and marketing	19,226	10,047	52,917	37,268
General and administrative	24,733	6,586	56,672	32,134
Total operating expenses	71,122	28,017	176,273	113,227
Loss from operations	(57,206)	(20,561)	(128,051)	(87,442)
Debt extinguishment gain (loss)	(1,690)	—	(1,690)	673
Interest expense	(1,022)	(2,612)	(8,772)	(9,447)
Change in fair value of convertible notes and warrant liabilities	17,155	(13,540)	5,726	(30,053)
Other income (expense), net	(1,914)	(281)	(2,227)	239
Total other expense, net	12,529	(16,433)	(6,963)	(38,588)
Loss before provision for income taxes	(44,677)	(36,994)	(135,014)	(126,030)
Provision for income taxes	1,288	504	2,110	1,073
Net loss	$(45,965)	$(37,498)	$(137,124)	$(127,103)
Other comprehensive loss
Foreign currency translation adjustment, net of tax	(8)	239	327	276
Comprehensive loss	$(45,973)	$(37,259)	$(136,797)	$(126,827)
Basic and diluted net loss per share attributable to common stockholders	$(0.26)	$(0.83)	$(1.72)	$(2.87)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	178,278,954	45,230,840	79,610,970	44,214,426

PLANET
CONSOLIDATED BALANCE SHEETS (unaudited)

	January 31,
(in thousands, except share and par value amounts)	2022	2021
Assets
Current assets
Cash and cash equivalents	$490,762	$71,183
Accounts receivable, net	44,373	47,110
Prepaid expenses and other current assets	16,385	7,134
Total current assets	551,520	125,427
Property and equipment, net	133,280	159,855
Capitalized internal-use software, net	10,768	11,994
Goodwill	103,219	88,393
Intangible assets, net	14,197	5,673
Restricted cash, non-current	5,743	4,982
Other non-current assets	2,714	2,984
Total assets	$821,441	$399,308
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,850	$1,446
Accrued and other current liabilities	48,823	30,195
Deferred revenue	64,233	57,570
Liability from early exercise of stock options	16,135	—
Convertible notes, at fair value	—	8,244
Preferred stock warrant liability	—	11,359
Total current liabilities	132,041	108,814
Debt, net of discount	—	62,644
Convertible notes, at fair value	—	92,968
Deferred revenue	3,579	15,122
Deferred hosting costs	12,149	7,971
Public and private placement warrant liabilities	23,224	—
Deferred rent	798	2,991
Other non-current liabilities	1,405	1,287
Total liabilities	173,196	291,797
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock	—	13
Common stock	27	4
Additional paid-in capital	1,423,151	745,630
Accumulated other comprehensive income	2,096	1,769
Accumulated deficit	(777,029)	(639,905)
Total stockholders’ equity	648,245	107,511
Total liabilities and stockholders’ equity	$821,441	$399,308

PLANET
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended January 31,
(in thousands)	2022	2021
Operating activities
Net loss	$(137,124)	$(127,103)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	45,043	62,212
Stock-based compensation, net of capitalized costs	41,956	14,012
Provision for doubtful accounts	45	823
Change in fair value of convertible notes and warrant liabilities	(5,726)	30,053
Debt extinguishment (gain) loss	1,671	(673)
Deferred income taxes	(1,393)	—
Amortization of debt discount and issuance costs	2,635	2,750
Impairment of capitalized internal-use software	1,143	—
Changes in operating assets and liabilities
Accounts receivable	3,263	(19,932)
Prepaid expenses and other assets	(8,680)	2,617
Accounts payable, accrued and other liabilities	16,072	11,033
Deferred revenue	(4,898)	14,433
Deferred hosting costs	5,844	7,971
Deferred rent	(2,062)	(2,223)
Net cash used in operating activities	(42,211)	(4,027)
Investing activities
Purchases of property and equipment	(10,313)	(26,096)
Capitalized internal-use software	(4,618)	(4,030)
Business acquisition, net of cash acquired	(9,620)	—
Other	(598)	(674)
Net cash used in investing activities	(25,149)	(30,800)
Financing activities
Proceeds from the exercise of common stock options	10,640	539
Proceeds from the early exercise of common stock options	17,928	—
Class A common stock withheld to satisfy employee tax withholding obligations	(5,598)	—
Proceeds from Business Combination and PIPE Investment, net of transaction costs	533,164	—
Principal payment of debt	(66,950)	—
Proceeds from issuance of debt and common stock warrants, net of issuance costs	—	14,862
Principal payment of convertible notes	—	(2,586)
Proceeds from issuance of convertible notes and preferred stock warrant	—	71,125
Net cash provided by financing activities	489,184	83,940
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,550)	(312)
Net increase (decrease) in cash, cash equivalents and restricted cash	420,274	48,801
Cash, cash equivalents and restricted cash at the beginning of the period	76,540	27,739
Cash, cash equivalents and restricted cash at the end of the period	$496,814	$76,540

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended		Year Ended
	January 31, 2022	January 31, 2021	January 31, 2022	January 31, 2021
(in thousands)
Net loss	$(45,965)	$(37,498)	$(137,124)	$(127,103)
Interest expense	1,022	2,612	8,772	9,447
Interest income	(9)	(4)	(21)	(53)
Income tax provision	1,288	504	2,110	1,073
Depreciation and amortization	11,178	15,912	45,043	62,212
Debt extinguishment (gain) loss	1,690	—	1,690	(673)
Change in fair value of convertible notes and warrant liabilities	(17,155)	13,540	(5,726)	30,053
Stock-based compensation	29,337	2,923	41,956	14,012
Other (income) expense	1,923	285	2,248	(186)
Adjusted EBITDA	$(16,691)	$(1,726)	$(41,052)	$(11,218)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended		Year Ended
	January 31, 2022	January 31, 2021	January 31, 2022	January 31, 2021
(in thousands)
Reconciliation of cost of revenue:
GAAP cost of revenue	$23,230	$22,825	$82,987	$87,383
Less: Stock-based compensation	1,569	258	2,257	843
Non-GAAP cost of revenue	$21,661	$22,567	$80,730	$86,540
Reconciliation of gross profit:
GAAP gross profit	$13,916	$7,456	$48,222	$25,785
Add: Stock-based compensation	1,569	258	2,257	843
Non-GAAP gross profit	$15,485	$7,714	$50,479	$26,628
GAAP gross margin	37%	25%	37%	23%
Non-GAAP gross margin	42%	25%	38%	24%
Reconciliation of operating expenses:
GAAP research and development	$27,163	$11,384	$66,684	$43,825
Less: Stock-based compensation	11,332	1,077	15,400	3,583
Non-GAAP research and development	$15,831	$10,307	$51,284	$40,242
GAAP sales and marketing	$19,226	$10,047	$52,917	$37,268
Less: Stock-based compensation	5,918	494	7,877	1,687
Non-GAAP sales and marketing	$13,308	$9,553	$45,040	$35,581
GAAP general and administrative	$24,733	$6,586	$56,672	$32,134
Less: Stock-based compensation	10,518	1,094	16,422	7,899
Non-GAAP general and administrative	$14,215	$5,492	$40,250	$24,235

Investor Contacts

Planet IR Team
Planet Labs PBC
ir@planet.com

Press Contacts

Planet PR Team
Planet Labs PBC
comms@planet.com